CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated January 28, 2013 with respect to Global Stock Fund, International Stock Fund, Dreyfus U.S. Equity Fund and Dreyfus Select Managers Small Cap Value Fund for the fiscal year ended November 30, 2012 and July 27, 2012 with respect to Dreyfus Select Managers Small Cap Growth Fund for the fiscal year ended May 31, 2012 which are incorporated by reference in this Registration Statement (Form N‑1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

                                                                                                ERNST & YOUNG LLP

New York, New York

June 24, 2013